EXECUTIVE EMPLOYMENT AGREEMENT (THIS "AGREEMENT")

BETWEEN:

KELSO TECHNOLOGIES INC., company incorporated pursuant to the laws of British Columbia with an address of 305 - 1979 Old Okanagan Hwy, West Kelowna, BC V4T 3A4

(the "**Company**")

AND:

FRANK BUSCH, an individual resident at 3487 Creekview Cres., Westbank First Nation, British Columbia, V4T 3C5

(the "**Executive**")

(collectively, the "**Parties**")

WHEREAS:

(A) The Company and the Executive entered into an employment agreement to govern the Executive's employment as interim Chief Executive Officer ("**CEO**") effective as of July 9, 2024, and an amendment to same dated October 9, 2024, extending the term of the Executive's position as interim CEO (collectively the "**Interim Agreements**");

(B) The Company wishes the Executive to transition from the position of interim CEO to CEO pursuant to this Agreement; and

(C) The Company and the Executive wish to enter into this Agreement, under which the Executive will be an employee of the Company;

NOW THEREFORE in consideration of the premises and mutual agreements set out below, and other good and valuable consideration, the receipt and sufficiency of which is here by acknowledged by the Parties, the Company and the Executive agree as follows:

1. Definitions

In this Agreement:

- "**Act**" means the British Columbia *Employment Standards Act*, as amended from time to time.
- "**Agreement**" means this agreement, including any schedules hereto, as amended, supplemented, or modified in writing from time to time.

- "**Confidential Information**" means information disclosed or accessible to the Executive or acquired by the Executive as a result of the Executive's employment with the Company and which is not in the public domain or otherwise required to be publicly disclosed by applicable law and includes, but is not limited to, information relating to the Company's or any of its affiliates' current, future or proposed products/services or development of new or improved products/services, marketing strategies, sales or business plans, the names and information about the Company's past, present and prospective customers and clients, the Company's employees (including, without limitation, compensation information and performance reviews), employee handbooks and documents related to the Company's internal processes and procedures, source code, inventions, discoveries, business methods, trade secrets, compositions, technical data, records, reports, presentation materials, interpretations, forecasts, test results, formulae, projects, research data, personnel data, compensation arrangements, budgets, financial statements, office plans, contracts and commercial documents, suppliers, manufacturers and any information received by the Company from third parties pursuant to an obligation of confidentiality.

- "**Date of Termination**" means the Executive's last active day of employment with the Company as per notice of termination or pay in lieu thereof outlined in this Agreement or period during which the Executive receives pay in lieu of notice, termination pay, severance payments, or salary continuance, whether pursuant to statute, this Agreement, common law or otherwise.

- "**Just Cause**" means any circumstance that would permit the Company to terminate the Executive's employment without notice of termination or payment in lieu of notice of termination, pursuant to the Act.

2. Term

The Executive's employment under this Agreement shall commence on December **31**, 2024 and will continue indefinitely unless terminated in accordance with the terms and conditions set out in this Agreement.

3. Position and Services

The Executive will be employed in the position of CEO (the "**Position**") of the Company.

The Executive's duties and responsibilities shall include those duties and responsibilities normally and reasonably associated with the Position, together with such other duties and responsibilities as may from time to time be assigned by the Company to the Executive that are commensurate with the Position (the "**Services**"). During the Executive's employment, other duties and responsibilities may be reasonably assigned to the Executive from time to time by the Board of Directors of the Company (the "**Board**"), consistent with the Position. The Executive acknowledges and agrees that such changes shall not constitute a constructive dismissal or breach of this Agreement.

The Executive represents and warrants to the Company that the Executive has the required qualifications, skills and experience to perform the duties and exercise the responsibilities that shall be required of the Executive under this Agreement.

The Executive shall at all times:

- devote full time and attention and provide the Executive's best efforts, skills and talents to the business of the Company during the Executive's working hours, and will manage his time effectively around volunteering and other charitable commitments;
- faithfully, honestly and diligently perform the duties and exercise the responsibilities that shall be required of the Executive under this Agreement;
- deal at all times in good faith with the Company and its employees, contractors and suppliers;
- comply with all applicable statutes and regulations and the lawful requirements and directions of any governmental authority having jurisdiction with respect to the Services that the Executive provides;
- refer to the Board on all matters and transactions in which a real or perceived conflict of interest between the Executive and the Company or any of its affiliates may arise;
- perform the Services in a competent and efficient manner and will carry out all lawful instructions and directions from time to time given to the Executive from the Company; and
- as a fiduciary of the Company, act in the best interests of the Company and in accordance with the Executive's obligations under this Agreement.

The Company acknowledges that the Executive has other commitments and occasionally provides services unrelated to the Company, provided such services do not interfere with or conflict with the performance of the Executive's employment duties and obligations to the Company.

4. Reporting Procedures

The Executive will report to the Board, or such office or position as directed from time to time by the Company. The Executive's role does not preclude his duties and responsibilities as a Director of the Company. The Executive will fully report on the business affairs of the Company and, advise to the best of the Executive's ability and in accordance with reasonable business standards, on matters that may arise from time to time during the term of this Agreement.

5. Policies

The Executive agrees to comply with all policies that apply to the Company's employees, as amended from time to time. It is agreed that the introduction, amendment and administration of such policies are within the sole discretion of the Company. If the Company introduces, amends, or cancels any such policies, this will not constitute a breach of this Agreement or a constructive

dismissal. If there is a direct conflict between this Agreement and any Company policy, this Agreement shall prevail to the extent of the inconsistency.

6. Compensation

Base Salary: In exchange for the Services rendered by the Executive under this Agreement, the Company will pay the Executive a base salary of $25,000 USD per month (the "**Base Salary**"), subject to all withholdings and deductions as required by law. The Executive agrees that if security-based equity incentives are granted to the Executive in an amount mutually acceptable to the Parties, subject to approval by the shareholders at the Annual General Meeting in June 2025 (the "**AGM**"), such grant will be in lieu of a portion of the Base Salary, which will be reduced correspondingly by $5,000 USD to $20,000 USD per month. If the granting of security-based equity incentives is not approved at the AGM, then the Base Salary will not be reduced and will remain $25,000 USD per month.

Hours: The Executive acknowledges and agrees that the Executive may be required to work irregular or additional hours in order to fulfill the terms of this Agreement. The Executive acknowledges that the Base Salary constitutes full compensation for all hours worked and there will be no entitlement to overtime or additional pay for any of the Services the Executive will perform.

Management Bonus: For FY2024 and FY2025, the Executive shall be entitled to a bonus calculated as follows: one-third of an annual 10% management performance bonus paid at the end of the preceding fiscal year end. The bonus will be calculated based on the Company's annual earnings before non-cash items (e.g.: stock-based compensation, deferred taxes, depreciation & amortization and unrealized foreign exchange) and income taxes as determined by the auditor of the Company. If applicable, the bonus will be payable in US dollars no later than May 15 following the applicable December 31 year end.

Performance Bonus: The Executive will be eligible to receive a performance-based bonus calculated based on the achievement of key performance indicators as established by the Compensation Committee of the Board from time to time. Payment of the performance bonus shall be subject to the Executive being actively employed on the date the bonus is payable, and "actively employed" shall mean the Executive is actively performing the Services to the Company and excludes any period of notice of termination, pay in lieu of termination notice, whether under statute, the common law or otherwise.

Equity Incentives: The Executive will be eligible to participate, at the sole discretion of the Board (and if applicable, subject to the prior approval of any stock exchange on which the Company may be listed from time to time) in any security-based equity incentive compensation plans that the Company adopts or implements from time to time, subject to the terms and conditions of the applicable equity incentive plan.

Benefits: The Executive will be eligible to participate in the group benefit plan(s) that the Company makes available to its employees from time to time, subject to the rules and terms and conditions of such benefit plan(s). The Company's obligation under the benefit plan(s) are limited to the payment of the Company's share of the premiums. All decisions regarding eligibility and coverage

shall be made by the benefit plan carrier(s) and the Company shall not bear any responsibility or liability for them.

7. Vacation

The Executive shall be entitled to four weeks of annual paid vacation.

8. Travel and Expenses

The Executive acknowledges and agrees that the Position with the Company may require the Executive to travel from time to time. The Executive agrees to comply with any Company policies relating to travel that may be in effect from time to time.

The Company will reimburse the Executive for all reasonable, pre-approved travel and other out-of-pocket expenses actually incurred by the Executive directly related to the performance of the Services, subject to the policies of the Company from time to time. As a condition of reimbursement, the Executive must account for such expenses in accordance with the policies and directions provided by the Company.

9. Termination

Termination for Just Cause: The Company may terminate the Executive's employment for Just Cause. If this Agreement is terminated for Just Cause, then the Company shall pay to the Executive an amount equal to the Base Salary, vacation pay and any other accrued unpaid compensation fully earned by and payable to the Executive, or expenses actually and properly incurred by the Executive for the period, up to the Date of Termination, and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance or termination pay, benefits or any damages whatsoever, except as may be required by the Act.

Resignation by Executive: The Executive may resign from the Executive's employment by providing the Company with 45 days' notice in writing (the "**Resignation Notice Period**"). If this Agreement is terminated by the Executive pursuant to this Section, then the Company shall pay to the Executive an amount equal to the Base Salary, vacation pay and any other accrued unpaid compensation fully earned by and payable to the Executive, or expenses actually and properly incurred by the Executive for the period, up to the end of the Resignation Notice Period, and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance or termination pay, benefits or any damages whatsoever, except as may be required by the Act. The Company may elect to waive all or part of such notice, to the extent permitted by the Act.

Termination Without Just Cause: The Company may terminate the Executive's employment without Just Cause by providing the Executive with six months' notice of termination or in the Company's sole discretion, payment of the Base Salary in lieu of such notice (the "**Severance**"), plus any other minimum entitlements required by the Act. The Company may elect, in its sole discretion, to provide the Severance to the Executive by way of salary continuance. This Section will be subject to any requirement under the Act to pay to the Executive the portion of such

payments that constitutes the Executive's minimum entitlements in a lump sum within the prescribed time period under the Act.

The Executive acknowledges and agrees that provision of the entitlements set out in this Section shall constitute full and final satisfaction of any claim which the Executive might have arising from or relating to the termination of the Executive's employment, whether such claim arises under statute, contract, common law or otherwise, except for such claim that cannot be released by operation of statute. In the event that greater entitlements are required to be given by the Company to the Executive pursuant to the Act, this Section shall be construed as providing for the provision of such greater entitlements (and no more).

Payments to the Executive upon termination in accordance with this Agreement by the Company, assuming such payments exceed the Executive's minimum entitlements pursuant to the Act, will be dependent upon the Executive signing a full and final release, acknowledging that the payment is inclusive of, and satisfies all of the Executive's entitlements pursuant to applicable legislation, contract, common law and equity, and will release the Company (including all current and former parent, subsidiary, related and affiliated corporations and divisions and all of its and their current and former officers, directors, agents, employees, successors and assigns) from any and all actions, causes of actions, proceedings, claims, demands or complaints including, without limitation, any claims in respect of the Executive's hiring by, employment with and termination of employment with the Company and any human rights claims. However, and in any event, the Executive shall not be provided with less than the Executive's minimum entitlements pursuant to the Act. Accordingly, if the Executive refuses to sign a full and final release, the Executive will be entitled to only such minimum notice of termination, or payment in lieu of notice of termination, and other minimum entitlements required by the Act.

10. NOTICE

Any notice to be given under this Agreement will be in writing and will be duly and properly given if delivered by hand or by registered or certified mail, at the address for the intended recipient as set forth in this Agreement, or at such other address as such Party may designate by notice to the other Party pursuant to this section. Any notice will be deemed to be received when delivered at the address specified in this section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

Notice to the Company:

Kelso Technologies Inc.
305 - 1979 Old Okanagan Hwy,
West Kelowna, BC V4T 3A4

Notice to the Executive:

Frank Busch
3487 Creekview Cres.,
Westbank First Nation
British Columbia, V4T 3C5

11. Suspension

Where the Company considers it necessary for the protection of its operational and business interests, it may require that the Executive undertake reduced or alternative duties consistent with the Executive's abilities or remain away from work, with pay, for market conditions or while it conducts an investigation into the Executive's conduct or performance. Any such action by the Company shall not constitute a breach of this Agreement, constructive dismissal or a termination of the Executive's employment with the Company.

12. Return of Materials

All documents and materials in any form or medium including, but not limited to, files, forms, brochures, books, correspondence, memoranda, manuals and lists (including lists of customers, suppliers, products and prices), all equipment and accessories including, but not limited to, computers, computer disks, software products, cellular phones and personal digital assistants, all keys, building access cards, parking passes, credit cards, and other similar items pertaining to the business of the Company that may come into the possession or control of the Executive will at all times remain the property of the Company. On termination of this Agreement for any reason, the Executive agrees to deliver promptly to the Company all property of the Company in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make for the Executive's personal or business use or that of any other Party, reproductions or copies of any such property or other property of the Company unless this agreement otherwise entitles the Executive to retain copies of such property.

13. Confidential Information

The Executive acknowledges and agrees that while employed by the Company and following the termination of this Agreement and the Executive's employment (whether voluntary or involuntary, lawful or unlawful, and with or without Just Cause), the Executive shall not, directly or indirectly, in any way use or disclose to any person any Confidential Information except as provided for herein and shall only use or disclose any Confidential Information in the proper performance of the Services. The Executive agrees and acknowledges that the Confidential Information of the Company is the exclusive property of the Company to be used exclusively by the Executive to perform the Executive's duties and fulfil the Executive's obligations to the Company and not for any other reason or purpose. Therefore, the Executive agrees to hold all such Confidential Information in trust for the Company, and the Executive further confirms and acknowledges the Executive's fiduciary duty to use the Executive's best efforts to protect the Confidential Information, not to misuse such information, and to protect such Confidential Information from any misuse, misappropriation, harm or interference by others in any manner whatsoever. The Executive agrees to protect the Confidential Information regardless of whether the information was disclosed in verbal, written, electronic, digital, visual or other form, and the Executive hereby agrees to give notice immediately to the Company of any unauthorized use or disclosure of Confidential Information of which the Executive becomes aware. The Executive further agrees to assist the Company in remedying any such unauthorized use or disclosure of Confidential Information. In the event that the Executive is required to disclose to third parties any Confidential Information or any memoranda, opinions, judgments or recommendations developed from the

Confidential Information, by law, valid court order or subpoena, the Executive will, prior to disclosing such Confidential Information, provide the Company with prompt written notice of such request(s) or requirement(s) so that the Company may seek appropriate legal protection or waive compliance with the provisions of this Agreement. The Executive will not oppose action by, and will cooperate with, the Company to obtain legal protection or other reliable assurance that confidential treatment will be accorded the Confidential Information.

The Executive agrees that any business opportunities related in any way to the business and affairs of the Company or any of its affiliates which become known to the Executive during the Executive's employment hereunder shall be fully disclosed and made available to the Company and shall not be appropriated by the Executive under any circumstance without the prior written consent of the Company.

14. Non-solicit

Non-Solicit: The Executive hereby agrees that the Executive will not (without prior written consent of the Company), at any time during the term of this Agreement with the Company nor during the periods set out below, directly or indirectly, either individually or in partnership, jointly or together with any other person, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever:

- for six months following the Date of Termination (regardless of whether such termination is voluntary or involuntary, lawful or unlawful), solicit or entice away, or endeavour to solicit or entice away from the Company, employ, or otherwise engage (as an employee, independent contractor, or otherwise) any person whom the Executive had contact with or received Confidential Information about during the term of this Agreement with the Company (in connection with carrying out the Services under this Agreement), and who is employed by the Company or engaged as a contractor or consultant by the Company as at the Date of Termination or who was so employed or engaged by the Company; or

- for six months following the Date of Termination (regardless of whether such termination is voluntary or involuntary, lawful or unlawful), induce or attempt to induce any customer, client, supplier or licensee of the Company whom the Executive had contact with or received Confidential Information about during the term of this Agreement with the Company (in connection with carrying out the Services under this Agreement), to cease doing business with the Company; or

- at any time during the term of this Agreement and any time after the Date of Termination (regardless of whether such termination is voluntary or involuntary, lawful or unlawful), disparage or denigrate the Company or its affiliates or their respective businesses, officers or employees.

The Executive agrees that:

- all restrictions contained in this Section 14 herein are reasonable and valid in the circumstances under strict enforcement; and

- each of the restrictions contained herein are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as so determined and all other such covenants will continue in full force and effect.

15. General

Entire Agreement

This Agreement and the documents referred to herein contain the complete agreement between the Parties and shall, as of the date it takes effect, replace and supersede any and all other agreements between the Parties, including the Interim Agreements. The Parties agree that there are no collateral contracts or agreements between them and that neither of them has made any representations to the other, including but not limited to negligent misrepresentations, except such representations as are specifically set forth in this Agreement.

Governing Law

This Agreement shall be governed by the laws of British Columbia. The Parties submit to the exclusive jurisdiction of the Courts of British Columbia to resolve any and all disputes arising from or in relation to this Agreement.

Severability

All paragraphs and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid, unenforceable, or void by a court of competent jurisdiction, such paragraphs or covenants shall be severed and the remainder of this Agreement shall remain in full force and effect.

Minimum Entitlements

In the event that this Agreement provides a lesser benefit to the Executive than the minimum standard contained in the Act or any other applicable legislation, the minimum standard contained in such legislation will prevail to the extent of the inconsistency.

Survival

The terms of this Agreement shall remain in effect throughout the Executive's employment with the Company, notwithstanding any changes to the Executive's title, position, duties, responsibilities, salary or compensation.

Independent Legal Advice

The Executive acknowledges that it has had the opportunity to obtain independent legal advice regarding this Agreement and has either obtained such advice or has waived its right to obtain such advice.

Assignment

This Agreement will not be assigned by any Party hereto; provided however, that any change or changes in the name, authorized share structure or any amalgamation of the Company with any other company will not be or be deemed to be an assignment by the Company hereunder.

Enurement

This Agreement shall be binding and shall enure to the benefit of the Parties hereto, and their heirs, executors, administrators, successors and permitted assigns.

Time

Time shall be of the essence in this Agreement.

Validity

Where a Party to this Agreement is a corporation, the Officers and Directors thereof shall take all actions necessary to give full effect to the terms of this Agreement.

Counterparts

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart or facsimile so executed are deemed to be an original and such counterparts and facsimile copies together will constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date set out below.

KELSO TECHNOLOGIES INC.

Per: ______________________________
Jesse V. Crews
Director and Member of Compensation Committee

Date: 2024-12-23

By my signature below, I confirm that I have read, understand and agree with the foregoing terms, that I have been afforded a reasonable opportunity to consult with independent legal counsel with respect to the above terms before signing below, and that I sign this Agreement freely and voluntarily and without any pressure, duress or undue influence. I have not relied on any representations, inducements or statements, oral or written, which are not contained in this agreement.

Signed and Delivered by **FRANK BUSCH** in the presence of:)
)
)
______________________________) ______________________________
Witness (Signature)) **FRANK BUSCH**
)
______________________________)
Name (please print))

DATE: 2024-12-23